Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP RAISES 2014 ADJUSTED EBITDA GUIDANCE AND COMPLETES PURCHASE OF CASTLE OIL PORT MORRIS TERMINAL AND RELATED BUSINESS IN BRONX, NY

Portsmouth, NH (December 8, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its operating subsidiary, Sprague Operating Resources LLC, has completed the asset purchase of Castle Oil Corporation and certain of its affiliates (“Castle”), including Castle’s Port Morris terminal and its associated wholesale, commercial, and retail fuel distribution business for a combined $56 million in cash and SRLP units, plus payments for Castle’s inventory as of closing. Sprague also raised its full year 2014 adjusted EBITDA guidance to between $80 and $90 million, which includes expected contributions from both Metromedia Energy and Castle Oil acquisitions.

Castle’s Port Morris terminal is the largest deepwater petroleum products terminal in New York City, with a total storage capacity of 907,000 barrels, handling distillates, residual fuel, asphalt and biodiesel. The acquisition increases Sprague’s number of owned and/or controlled petroleum terminals to eighteen and its total in-service liquid petroleum product storage capacity to 10.9 million barrels.

“We are excited to welcome the Castle brand and the Port Morris terminal into our strategic network of waterborne assets and look forward to strengthening Sprague’s service to customers in New York City and the surrounding metropolitan area,” said David Glendon, President and CEO of Sprague. “As a result of the transaction, Castle customers will now benefit from a larger storage network and have access to an extensive portfolio of petroleum, natural gas and electricity products catering to commercial property management needs. Sprague is now the only New York City energy supplier with capabilities this robust. In conjunction with the successful closing, and in recognition of our strong results year to date, we are also raising our full year 2014 adjusted EBITDA guidance range to between $80 and $90 million. The higher guidance now includes expected contributions from both Metromedia Energy and Castle Oil acquisitions in the fourth quarter,” concluded Mr. Glendon.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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